EXHIBIT 99.1

The Joint Corp. Reports Fourth Quarter and Year-end 2023 Financial Results

- Grew 2023 Revenue 16%, System-wide Sales 12%, and System-wide Comp Sales 4% vs. 2022 -
- Increased Clinic Count to 935 at Year-end 2023, Initiating Refranchising Program -

SCOTTSDALE, Ariz., March 07, 2024 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter and year ended December 31, 2023.

Financial Highlights: Q4 2023 Compared to Q4 2022

  Grew revenue 11% to $30.6 million.
  Recorded net loss on disposition or impairment of $1.5 million, compared to $50,000.
  Recorded operating loss of $147,000, compared to operating income of $1.5 million.
  Recorded non-cash valuation allowance against deferred tax assets of $10.8 million.
  Reported net loss, including the non-cash valuation allowance, of $11.0 million. This compares to net income of $763,000.
  Increased system-wide sales1 by 11% to $133.1 million.
  Reported system-wide comp sales2 of 5%.
  Reported Adjusted EBITDA of $4.0 million, compared to $4.0 million.

Financial Highlights: 2023 Compared to 2022

  Grew revenue 16% to $117.7 million.
  Recorded net loss on disposition or impairment of $2.6 million, compared to $410,000.
  Reported operating loss of $2.1 million, compared to operating income of $828,000.
  Reported net loss, including the non-cash valuation allowance, of $9.8 million. This compares to net income of $627,000.
  Increased system-wide sales1 12% to $488.0 million.
  Reported comp sales2 of 4%.
  Reported Adjusted EBITDA of $12.2 million, compared to $11.5 million.

2023 Full Year Operating Highlights

  Performed 13.6 million patient visits, compared to 12.2 million in 2022.
  Treated 932,000 new patients, compared to 845,000 in 2022.
  36% of the new patients in 2023 were new to chiropractic prior to visiting The Joint.
  Increased system-wide sales1 12%, compared to 21% in 2022.
  Delivered comp sales2 of 4%, compared to 9% in 2022.
  Sold 55 franchise licenses, compared to 75 in 2022.
  Expanded total clinic count to 935, up from 838 clinics at December 31, 2022.
    Franchised clinics: Opened 104, closed 13, and sold three to corporate, bringing the total to 800 franchised clinics in operation at December 31, 2023, compared to 712 at December 31, 2022.
    Company-owned or managed clinics: Opened 10, closed four, and acquired three, bringing the total to 135 company-owned or managed clinics in operation at December 31, 2023, compared to 126 at December 31, 2022.

_____________________________________

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

“During 2023, our team delivered growth in system-wide sales, revenue, Adjusted EBITDA, the number of patient visits, and the number of patients treated as well as improved new patient conversion and existing patient attrition rates in a market of ongoing uncertainty among our patient demographic,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “Yet, we aim to do better and are implementing marketing initiatives to drive top-line growth through increased new patient count and patient engagement. Simultaneously, we are refranchising the majority of our corporate clinics, which we expect to ultimately increase our bottom line and cash flow. These actions will create opportunities for us to reinvest in The Joint and strengthen the health of our franchise network. As we advance our vision to be the Champions of Chiropractic, we expect to generate value for all of our stakeholders.”

Financial Results for Fourth Quarter Ended December 31: 2023 Compared to 2022
Revenue was $30.6 million in the fourth quarter of 2023, compared to $27.7 million in the fourth quarter of 2022. The increase reflects a greater number of franchised and corporate clinics and continued organic growth. Cost of revenue was $2.9 million, compared to $2.5 million in the fourth quarter of 2022, reflecting the associated higher regional developer royalties and commissions.

Selling and marketing expenses were $3.4 million, up 2%, reflecting cost management efforts and the timing of the national marketing fund. Depreciation and amortization expenses decreased 18% for the fourth quarter of 2023, as compared to the prior year period, primarily due to the impact of corporate clinics that are being held for sale in connection with the refranchising efforts.

General and administrative expenses were $21.3 million, compared to $18.3 million in the fourth quarter of 2022, reflecting increases in costs to support clinic growth and in payroll to remain competitive in the tight labor market.

Loss on disposition or impairment was $1.5 million dollars, compared to $50,000 in the fourth quarter of 2022. The increase is related to our refranchising efforts, which includes those additional corporate clinics that were announced to be held for sale in November 2023. Operating loss, including the aforementioned impairment charge, was $147,000, compared to operating income of $1.5 million in the fourth quarter of 2022.

Income tax expense, including non-cash valuation allowance recorded against deferred tax assets of $10.8 million, was $10.9 million. This compares to income tax expense of $629,000 in the fourth quarter of 2022. Net loss including the non-cash valuation allowance was $11.0 million, or $0.75 per basic share. This compares to net income of $763,000, or $0.05 per diluted share, in the fourth quarter of 2022.

Adjusted EBITDA was $4.0 million for both the fourth quarter of 2023 and 2022.

Financial Results for Year Ended December 31: 2023 Compared to 2022
Revenue was $117.7 million in 2023, compared to $101.3 million in 2022. Net loss including the non-cash valuation allowance was $9.8 million, or $0.66 per basic share. This compares to 2022 net income of $627,000, or $0.04 per diluted share.

Balance Sheet Liquidity
Unrestricted cash was $18.2 million at December 31, 2023, compared to $9.7 million at December 31, 2022. The increase during 2023 reflects $14.7 million cash flow from operations, including the receipt of the employee retention credits of $4.8 million, partially offset by $6.2 million invested in clinic acquisitions, development of greenfield clinics, and improvements of existing clinics and corporate assets.

2024 Guidance
Because the timing of the corporate clinic sales is uncertain and will impact revenue and Adjusted EBITDA, the company has modified the financial guidance metrics to be system-wide gross sales and system-wide sales comps. The company will continue to provide guidance on new franchise openings excluding the impact of refranchised clinics.

  2024 System-wide sales are expected to be between $530 and $545 million dollars, compared to $488.0 million dollars in 2023.
  System-wide comp sales for all clinics open 13 months or more are expected to be in the mid-single digits in 2024.
  2024 new franchised clinic openings, excluding the impact of refranchised clinics, are expected to be between 60 and 75, compared to 104 in 2023.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, March 7, 2024 to discuss the fourth quarter and year-end 2023 financial results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing (833) 630-0823 or (412) 317-1831 and ask to be joined into the ‘The Joint’ call approximately 15 minutes prior to the start time.

The live webcast of the call with accompanying slide presentation can be accessed in the IR events section https://ir.thejoint.com/events and will be available for approximately one year. An audio archive can be accessed for one week by dialing (877) 344-7529 or (412) 317-0088 and entering conference ID 5448318.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. System-wide comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of historical net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired regional developer rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs and other income related to employee retention credits.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward looking statements made in this press release include, among others, our aim to do better and our implementation of marketing initiatives to drive top-line growth through increased new patient count and patient engagement;  our expectation that refranchising of the majority of our corporate clinics will ultimately increase our bottom line and cash flow; our belief that such actions will create opportunities for us to reinvest in The Joint and strengthen the health of our franchise network; our expectation that as we advance our vision to be the Champions of Chiropractic, we will generate value for all of our stakeholders; our expectation of high variability timing of the corporate clinic sales and their impact to revenue and Adjusted EBITDA during the execution of the refranchising strategy; our plan to continue to provide guidance on new franchise openings excluding the impact of refranchised clinics; and our expectations for 2024 system-wide sales, system-wide comp sales, and new franchised clinic openings, excluding the impact of refranchised clinics. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, which has increased our costs and which could otherwise negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2022 filed with the SEC on September 26, 2023 and subsequently-filed current and quarterly reports. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation's largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance for millions of patients seeking pain relief and ongoing wellness. With over 900 locations nationwide and more than 13 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Consistently named to Franchise Times "Top 500+ Franchises" and Entrepreneur's "Franchise 500" lists and recognized by FRANdata with the TopFUND award, as well as Franchise Business Review's "Top Franchise for 2023," "Most Profitable Franchises" and "Top Franchises for Veterans" ranking, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP.
CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2023	Dec. 31,2022
ASSETS
Current assets:
Cash and cash equivalents	$18,153,609	$9,745,066
Restricted cash	1,060,683	805,351
Accounts receivable	3,718,924	3,911,272
Deferred franchise and regional development costs, current portion	1,047,430	1,054,060
Prepaid expenses and other current assets	2,439,837	2,098,359
Assets held for sale	17,915,055	—
Total current assets	44,335,538	17,614,108
Property and equipment, net	11,044,317	17,475,152
Operating lease right-of-use asset	12,413,221	20,587,199
Deferred franchise and regional development costs, net of current portion	5,203,936	5,707,678
Intangible assets, net	5,020,926	10,928,295
Goodwill	7,352,879	8,493,407
Deferred tax assets ($1.1 million and $1.0 million attributable to VIEs as of Dec. 31, 2023 and 2022)	1,031,648	11,928,152
Deposits and other assets	748,394	756,386
Total assets	$87,150,859	$93,490,377

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,625,088	$2,966,589
Accrued expenses	1,963,009	1,069,610
Co-op funds liability	1,060,683	805,351
Payroll liabilities ($0.7 million and $0.6 million attributable to VIEs as of Dec. 31, 2023 and 2022)	3,485,744	2,030,510
Operating lease liability, current portion	3,756,328	5,295,830
Finance lease liability, current portion	25,491	24,433
Deferred franchise fee revenue, current portion	2,516,554	2,468,601
Deferred revenue from company clinics ($1.6 million and $4.7 million attributable to VIEs as of Dec. 31, 2023 and 2022)	4,463,747	7,471,549
Upfront regional developer fees, current portion	362,326	487,250
Other current liabilities	483,249	597,294
Liabilities to be disposed of ($3.6 million attributable to VIEs as of Dec. 31, 2023)	13,831,863	—
Total current liabilities	33,574,082	23,217,017
Operating lease liability, net of current portion	10,914,997	18,672,719
Finance lease liability, net of current portion	38,016	63,507
Debt under the Credit Agreement	2,000,000	2,000,000
Deferred franchise fee revenue, net of current portion	13,597,325	14,161,134
Upfront regional developer fees, net of current portion	1,019,316	1,500,278
Other liabilities	1,235,241	1,287,879
Total liabilities	62,378,977	60,902,534
Commitments and contingencies (note 10)
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of Dec. 31, 2023 and 2022	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,783,757 shares issued and 14,751,633 shares outstanding as of Dec. 31, 2023 and 14,560,353 shares issued and 14,528,487 outstanding as of Dec. 31, 2022	14,783	14,560
Additional paid-in capital	47,498,151	45,558,305
Treasury stock 32,124 shares as of Dec. 31, 2023 and 31,866 shares as of Dec. 31, 2022, at cost	(860,475)	(856,642)
Accumulated deficit	(21,905,577)	(12,153,380)
Total The Joint Corp. stockholders' equity	24,746,882	32,562,843
Non-controlling Interest	25,000	25,000
Total equity	24,771,882	32,587,843
Total liabilities and stockholders' equity	$87,150,859	$93,490,377

THE JOINT CORP.
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenues:
Revenues from company-owned or managed clinics	$17,905,781	$16,485,996	$70,718,880	$59,422,294
Royalty fees	7,978,859	7,165,732	29,160,831	26,190,531
Franchise fees	703,073	471,070	2,882,895	2,441,325
Advertising fund revenue	2,277,481	2,038,855	8,321,043	7,456,696
Software fees	1,340,168	1,124,007	5,086,562	4,290,739
Other revenues	409,041	392,719	1,526,145	1,450,725
Total revenues	30,614,403	27,678,379	117,696,356	101,252,310
Cost of revenues:
Franchise and regional development cost of revenues	2,457,409	2,108,682	9,063,375	7,803,404
IT cost of revenues	414,852	357,211	1,483,183	1,367,659
Total cost of revenues	2,872,261	2,465,893	10,546,558	9,171,063
Selling and marketing expenses	3,372,911	3,296,210	16,541,990	13,962,709
Depreciation and amortization	1,688,675	2,068,172	8,582,203	6,646,622
General and administrative expenses	21,310,066	18,332,914	81,466,088	70,233,447
Total selling, general and administrative expenses	26,371,652	23,697,296	106,590,281	90,842,778
Net loss on disposition or impairment	1,517,865	50,075	2,632,604	410,215
Income (loss) from operations	(147,375)	1,465,115	(2,073,087)	828,254
Other income (expense), net	3,444	(72,433)	3,711,843	(133,101)
Income (loss) before income tax (benefit) expense	(143,931)	1,392,682	1,638,756	695,153
Income tax (benefit) expense	10,897,667	629,425	11,390,953	68,448
Net (loss) income	$(11,041,598)	$763,257	$(9,752,197)	$626,705

Basic (loss) earnings per share	$(0.75)	$0.05	$(0.66)	$0.04
Diluted (loss) earnings per share	$(0.75)	$0.05	$(0.65)	$0.04

Basic weighted average shares	14,753,079	14,529,829	14,688,115	14,488,314
Diluted weighted average shares	14,933,539	14,817,591	14,935,217	14,868,093

THE JOINT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022

Cash flows from operating activities:
Net (loss) income	$(9,752,197)	$626,705
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,582,203	6,646,622
Net loss on disposition or impairment (non-cash portion)	2,632,604	410,215
Net franchise fees recognized upon termination of franchise agreements	(217,827)	(68,537)
Deferred income taxes	10,896,504	(441,353)
Stock based compensation expense	1,737,682	1,273,989
Changes in operating assets and liabilities:
Accounts receivable	192,348	(154,672)
Prepaid expenses and other current assets	(341,478)	183,406
Deferred franchise costs	355,952	(351,151)
Deposits and other assets	1,492	(189,184)
Accounts payable	(1,381,836)	818,265
Accrued expenses	793,679	(1,170,070)
Payroll liabilities	1,455,234	(1,875,807)
Upfront regional developer fees	(598,778)	(1,288,134)
Deferred revenue	301,095	2,889,139
Other liabilities	20,912	900,151
Net cash provided by operating activities	14,677,589	8,209,584

Cash flows from investing activities:
Acquisition of AZ clinics	—	(6,966,923)
Acquisition of NC clinics	—	(3,289,312)
Acquisition of CA clinics	(1,188,765)	(1,850,000)
Proceeds from sale of clinics	—	105,200
Purchase of property and equipment	(4,999,070)	(5,899,080)
Net cash used in investing activities	(6,187,835)	(17,900,115)

Cash flows from financing activities:
Payments of finance lease obligation	(24,432)	(49,855)
Purchases of treasury stock under employee stock plans	(3,833)	(5,804)
Proceeds from exercise of stock options	202,386	384,269
Net cash provided by financing activities	174,121	328,610

Increase (decrease) in cash	8,663,875	(9,361,921)
Cash, cash equivalents and restricted cash, beginning of period	10,550,417	19,912,338
Cash, cash equivalents and restricted cash, end of period	$19,214,292	$10,550,417

	December 31, 2023	December 31, 2022
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$18,153,609	$9,745,066
Restricted cash	1,060,683	805,351
	$19,214,292	$10,550,417

THE JOINT CORP.
RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Non-GAAP Financial Data:
Net income (loss)	$(11,041,598)	$763,257	$(9,752,197)	$626,705
Net interest expense (income)	(3,444)	72,433	67,461	133,101
Depreciation and amortization expense	1,688,674	2,068,172	8,582,203	6,646,622
Tax expense	10,897,667	629,425	11,390,953	68,448
EBITDA	1,541,299	3,533,287	10,288,420	7,474,876
Stock compensation expense	528,386	304,427	1,737,682	1,273,989
Acquisition related expenses	—	80,669	873,214	2,356,049
Loss on disposition or impairment	1,517,866	50,075	2,632,604	410,215
Costs related to restatement filings	380,221	—	380,221	—
Restructuring Costs	72,880	—	72,880	—
Other income related to the ERC	—	—	(3,779,304)	—
Adjusted EBITDA	$4,040,652	$3,968,458	$12,205,717	$11,515,129